UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2012 (February 13, 2012)

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 W. Sam Houston Pkwy S., Suite 600, Houston, Texas 75-2640529

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 713-600-3800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 13, 2012, a subsidiary of KMG Chemicals, Inc. entered into a definitive asset purchase agreement to sell its animal health business to Bayer Healthcare LLC (the “Bayer”). The sale is expected to close in early March 2012, and it is subject to customary closing conditions. In fiscal year 2011, the animal health segment had sales of $10.8 million and comprised approximately 4% of our total sales.

The assets to be sold include the equipment at our Elwood, KS facility, inventory, our animal health registrations and other intangible assets of the animal health business. Bayer will also be transferred certain agreed contracts and obligations of the business.

The land and buildings at the Elwood facility, cash, accounts payable and accounts receivable are excluded and will not be purchased. We will continue using the Elwood facility to make certain animal health products for Bayer for one year after the closing, with the possibility of two extensions of six months each.

A copy of the press release announcing the acquisition is attached as Exhibit 99.1 to this report, and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release, dated February 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date: February 16, 2012
John V. Sobchak,
Chief Financial Officer